Exhibit 4.12

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following summary description of the Common Stock (as defined below) of Agenus Inc. (the “Company”) is based on the provisions of the Company’s Amended and Restated Certificate of Incorporation (as amended, the “Charter”), the Company’s Fifth Amended and Restated By-laws (the “By-laws”), and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”). This information may not be complete in all respects and is qualified entirely by reference to the provisions of the Charter, the By-laws, and the DGCL. The Charter and By-laws are filed as exhibits to the Annual Report on Form 10-K to which this Description of Securities is an exhibit.

General

The Charter authorizes us to issue 400,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share. The Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, and listed on the Nasdaq Capital Market under the symbol “AGEN.”

Common Stock

Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote and does not have cumulative voting rights. Directors are elected by a plurality of the votes cast by the stockholders entitled to vote on the election.

Dividends of cash or property may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Company’s board of directors (the “Board”) and subject to any preferential dividend rights of any then outstanding preferred stock. The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Company whether now or hereafter authorized. The Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Company’s capital stock. Upon the dissolution, liquidation or winding up of the affairs of the Company, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Company and of the preferential and other amounts, if any, to which the holders of preferred stock shall be entitled, holders of Common Stock shall be entitled to receive all assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares held by each such stockholder.

Anti-Takeover Effects of the Charter, By-laws and the DGCL

Authorized but Unissued Shares.

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, except as may be required by applicable stock exchange requirements. The Board has the authority under the Charter to issue preferred stock with rights superior to the rights of the holders of Common Stock. As a result, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock.

Classified Board

The Charter provides that the Board be divided into three classes, with staggered three-year terms. As a result, only one class of directors is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Charter also provides that the number of directors will be fixed exclusively pursuant to a resolution adopted by the Board.

Removal of Directors

The Charter provides that the Company’s directors may be removed only for cause by the affirmative vote of at least a majority of the outstanding shares of capital stock entitled to vote at a special meeting called at least in part for that purpose.

Action by Written Consent; Special Meeting of Stockholders

The Charter requires that any action required or permitted to be taken by the Company’s stockholders must be effected at a duly called annual or special meeting of the stockholders and cannot be taken by written consent in lieu of a meeting. A special meeting of the stockholders may be called only by the President of the Company or the Board. These provisions may have the effect of delaying, deferring or preventing a change in control and may also delay or prevent changes in management of the Company.

Advance Notice Procedures

The By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the Company’s stockholders, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company’s Chairman of the Board, President or Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Super Majority Approval Requirements

The Charter provides that the affirmative vote of holders of at least 80% of the total votes eligible to be cast in the election of directors is required to amend, alter, change or repeal specified provisions. This requirement of a supermajority vote to approve amendments to the Charter could enable a minority of the Company’s stockholders to exercise veto power over any such amendments.

Section 203 of the DGCL

The Company is subject to Section 203 of the DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

        A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.